UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 18, 2019 (September 13, 2019)

HERITAGE GLOBAL INC.

(Exact name of registrant as specified in its charter)

Florida	0-17973	59-2291344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12625 High Bluff Drive, Suite 305, San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 847-0656

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	HGBL	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 13, 2019 (the “Effective Date”), Heritage Global Inc., a Florida corporation (the “Corporation”), entered into an Amendment (the “Amendment”) to the Employment Agreement (the “Employment Agreement”) for Kenneth Mann, a named executive officer of the Corporation and the Senior Managing Director of Equity Partners HG LLC, a wholly-owned subsidiary of the Corporation (the “Company”). Pursuant to the terms of the Amendment, Mr. Mann will continue his current employment with the Company until December 31, 2019, after which time the Employment Agreement and Amendment will terminate and Mr. Mann’s employment with the Company will cease (the “Resignation Time”).

Subject to certain conditions under the Amendment and through the Resignation Time, the Company has agreed to provide Mr. Mann with his current annual salary of $375,000, potential bonus in an amount equal to $50,000 paid in regular payroll, and continued benefits. In addition, the Company has agreed to pay to the personnel of the Company (including Mr. Mann) an aggregate bonus equal to the sum of 50% of the Company’s 2019 net operating income (if any), plus $25,000. Mr. Mann has agreed to surrender, and to cause an entity controlled by him to surrender, at the Resignation Time certain options to purchase Corporation common stock possessed by either Mr. Mann or the entity controlled by Mr. Mann. Mr. Mann has also agreed to waive any right to payment for accrued but unused vacation upon the Resignation Time.

Pursuant to the Amendment, Mr. Mann has retained his right to terminate employment for Good Reason (as defined in the Employment Agreement) and the Company has retained its right to terminate employment for Cause (as defined in the Employment Agreement). Mr. Mann will not be entitled to any further severance payments.

Transfer of Company Assets

Subject to certain conditions and to the delivery of a mutual release as provided in the Amendment, the Amendment provides that on January 1, 2020 the Company will transfer to Mr. Mann or his designee (the “Buyer”) certain assets of the Company (the “Transferred Assets”), free and clear of all liens. The Amendment further provides that Mr. Mann may choose, in his sole discretion, to accept assignment from the Company of any of the liabilities and obligations of the Company listed in the Amendment by providing written notice to the Company by November 29, 2019. Other than the Transferred Assets, the Company will retain all of the assets and rights held by the Company.

Division of Revenue

Following the Effective Date, Mr. Mann has agreed to cause Buyer to pay to the Company a percentage of all revenue received with respect to each engagement for which the Corporation has been engaged or retained as of the Effective Date but that is closed or completed following the Effective Date, subject to certain exclusions. The percentage to be paid is determined by multiplying the revenue by the percentage of the engagement completed prior to the Effective Date, as determined in good faith by Mr. Mann and a representative of the Company on or before December 31, 2019. The Company maintains a right to audit Mr. Mann’s and/or Buyer’s records for up to one year following the final payment for all such engagements.

Forward-Looking Statements

This report contains forward-looking statements based on the Corporation’s current expectations and projections about future events, including, without limitation, information regarding the future timing of the transfer of the Transferred Assets and the division of revenue between the Company and the Buyer. For these statements, the Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. While the Corporation believes the forward-looking statements contained in this report are accurate, these forward-looking statements represent the Corporation’s beliefs only as of the date of this report, and there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including variability in magnitude and timing of asset liquidation transactions, the impact of changes in the U.S. national and global economies, interest rate and foreign exchange rate sensitivity, and the financial effects of the Company transition, as well as other factors beyond the Corporation’s control. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the Corporation’s filings with the Securities and Exchange Commission.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 18, 2019, the Corporation issued a press release announcing the entry into the Amendment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release dated September 18, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2019	HERITAGE GLOBAL INC.
(Registrant)

	By:	/s/ Scott A. West
Scott A. West
Chief Financial Officer
(principal financial officer)